THIS TRADEMARK AGREEMENT dated as of the ______ day of ______________ l994, is by and between RALSTON PURINA COMPANY, a corporation organized under the laws of the state of Missouri, having its principal office in St. Louis, Missouri and RALCORP HOLDINGS, INC., a corporation organized under the laws of the state of Missouri having its principal office in St. Louis, Missouri.

W I T N E S S E T H:
WHEREAS, the parties have entered into an AGREEMENT AND PLAN OF
REORGANIZATION of even date herewith; and

WHEREAS, pursuant to said AGREEMENT AND PLAN OF REORGANIZATION, the parties have agreed to transfer certain trademark assets to RALCORP HOLDINGS, INC., or one or more of its subsidiaries;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

l. Definitions

a. Trademarks and Trade Names

Hereunder, "Trademark" shall include trademark(s), service mark(s), trade dress, and copyright(s); however, "trademark" shall mean only a word, symbol or device registrable as a trademark under the trademark laws.

b. Hereunder, "trade name" shall mean corporate name and/or other business name including, but not limited to, names of partnerships and joint ventures.

c. Newco

Hereunder, "Newco" shall mean Ralcorp Holdings, Inc., Ralston Foods, Inc., Keystone Resorts Management, Inc., Bremner, Inc., Bremner Finance, Inc., Beech-Nut Nutrition Corporation, Ralston Food Sales, Inc., American Redemption Systems, Inc. and any and all subsidiaries of Ralcorp Holdings, Inc. "Newco" shall not, however, include Ralston Purina Company (hereinafter RPCo.) and any of its affiliates whose shares will not be owned, whether directly or indirectly, by Ralcorp Holdings, Inc. following Closing.

d. Newco Territory

Hereunder, "Newco Territory" shall mean The United States of
America, Mexico, Central America, the Caribbean and South
America. "Newco Territory" shall not, however, include any French overseas departments.

e. Oldco

Hereunder, "Oldco" shall mean RPCo. and any and all of its affiliates whose shares it will directly or indirectly own following Closing.

f. Oldco Territory

Hereunder, "Oldco Territory" shall mean any and all jurisdictions and geographical areas outside the Newco Territory.

g. The United States of America

"The United States of America" shall include only the 50 states and the District of Columbia.

h. Closing Date

Hereunder, "Closing" shall have the same meaning as Distribution
Date in the Agreement and Plan of Reorganization.

2. Trademarks

a. Assignments

i. At Closing, RPCo. will assign to Ralston Foods, Inc., RPCo.'s rights in the Newco Territory in Trademarks, other than trademarks consisting of or containing the word RALSTON, which are exclusively associated with RPCo.'s breakfast-cereal or breakfast-cereal-based snack businesses. At Closing, RPCo. will assign to Ralston Foods, Inc., RPCo.'s rights in the Newco Territory, to the trademark RALSTON to the extent it relates to RPCo.'s breakfast-cereal, breakfast-cereal-based snack, and cookie and cracker businesses. Registrations and applications to register trademarks to be so assigned are listed in Schedule 2(a)(i).

ii. At Closing, RPCo. will assign to Beech-Nut Nutrition Corporation, without geographical limitation, RPCo.'s rights in Trademarks which are exclusively associated with RPCo.'s Beech-Nut baby-food business. Registrations and applications to register trademarks to be so assigned are listed in Schedule 2(a)(ii).

iii. At Closing, RPCo. will assign to Keystone Resorts Management, Inc., without geographical limitation, RPCo.'s rights in Trademarks which are exclusively associated with its Keystone and Arapahoe Basin resorts. Registrations and applications to register trademarks to be so assigned are listed in Schedule 2(a)(iii).

iv. At Closing, RPCo. will assign to Bremner, Inc., a Nevada corporation, without geographical limitation, RPCo.'s rights in Trademarks which heretofore have been exclusively associated with RPCo.'s Ry-Krisp business. Registrations and applications to register trademarks to be so assigned are listed in Schedule 2(a)(iv).

v. At Closing, RPCo. will assign to Ralcorp Holdings, Inc., RPCo.'s Canadian rights in Trademarks which are exclusively associated with RPCo.'s breakfast-cereal and breakfast-cereal-based snack businesses other than Trademarks consisting of or containing the word RALSTON. Registrations and applications to register trademarks to be so assigned are listed in Schedule 2(a)(v).

vi. Anything in this Agreement to the contrary notwithstanding, neither RPCo. nor any of its affiliates will assign to any Newco entity any Trademark consisting of or containing the words PURINA, CHECKERBOARD, DAMIER, RPCo.'s 9-Square Checkerboard house mark, HOSTESS, WONDER, the HOSTESS Heart Design, the WONDER Balloons Design or any other Trademark now owned by Continental Baking Company, Protein Technologies International Holdings, Inc., Ralston Purina International Development Corporation, or any other Oldco affiliate of RPCo. Moreover, the parties undertake not to use or register the trademarks listed on
Schedule 2(a)(vi) for the durations and in the territories indicated therefor.

vii. All assignments contemplated by this Agreement will be on a quitclaim basis. Newco will assume all limitations, undertakings and liabilities related to Trademarks associated with all the Newco businesses, including, but not limited to, limitations, undertakings and liabilities associated with the Trademarks acquired by any and all Newco entities hereunder. Moreover, Newco will assume all limitations in contracts relating to trademarks entered into by any Oldco entity and binding upon Oldco successors and/or assigns.

viii. U.S. and Canadian assignments in recordable form will be delivered to the designated Newco entity at Closing. To the extent registrations and/or applications to be assigned hereunder exist in more than one country, multi-country assignments will be delivered one each to the designated Newco entity at Closing. Except as indicated in Schedule 2(a)(viii), at Newco's request and expense, separate country-specific assignments will be delivered to Newco at a reasonable time following each such request. All taxes, transfer fees and other costs required to record Newco's title to Trademarks assigned pursuant to this Agreement shall be borne by Newco.

ix. If for any reason a trademark required to be assigned to Newco outside the United States of America hereunder to a Newco entity in the breakfast-cereal, breakfast-cereal-based snack, cookie and cracker fields cannot be assigned without also assigning rights used in or associated with Oldco-related businesses, the parties will work together in good faith to accomplish the goal that such trademark will reside in Newco for breakfast-cereal, breakfast-cereal-based snack, cookie and cracker purposes and in RPCo., its affiliate or designee for other purposes.

x. Except as otherwise specifically provided, with respect to trademarks assigned pursuant to this Agreement:

(a) RPCo. agrees that in the Newco Territory it will not use, other than as a Newco distributor, or apply to register, any trademarks assigned to any Newco entity hereunder which are at Closing applied for, registered or used by any Newco entity, for a period of five (5) years following Closing, and thereafter to the extent any such trademark is applied for, registered or used by any Newco entity and not abandoned in a given jurisdiction in the Newco Territory at the time RPCo. seeks to register or use such trademark therein.

(b) Except for trademarks assigned to Newco in the Oldco Territory pursuant to this Agreement, Newco agrees that in the Oldco Territory it will not use, other than as an Oldco supplier, or apply to register, any trademarks assigned to any Newco entity hereunder which are at Closing applied for, registered or used by any Newco entity for a period of five (5) years following Closing and thereafter to the extent any such trademark is used by, applied for or registered to any Oldco entity and not abandoned in a given jurisdiction in the Oldco Territory at the time Newco seeks to register or use such trademark therein. "Used" for purposes of this and the next-preceding paragraph, shall mean bona-fide commercialization, and not mere token use. Moreover, in determining lack of use for purposes of this and the next-preceding paragraph, the definition of abandonment in the jurisdiction in question shall apply. In the absence of such definition, either in the relevant statute or case law, the definition of abandonment shall be the definition applied under U.S. federal trademark law.

3. Additional Undertakings with Respect to "RALSTON"

a. By RPCo.

i. Subject to RPCo.'s rights which may be established as contemplated by subparagraph 2(a)(x)(a) hereinabove, RPCo.
undertakes not to object to Ralston Foods' use of the word
RALSTON as a trademark and/or in its trade name in the Newco
Territory outside the United States of America in association with breakfast cereal, breakfast-cereal-based snacks, cookies and crackers.

ii. Except as otherwise provided for in this Agreement, and subject to RPCo.'s rights which may be established as contemplated by subparagraph 2(a)(x)(a) hereinabove, RPCo. agrees not to use the trademark RALSTON or the trade name "Ralston Purina Company" in association with breakfast cereal, breakfast-cereal-based snacks, cookies and crackers in the Newco Territory.

iii. RPCo. agrees in perpetuity not to object to Ralston Foods' use of RALSTON as a trademark and/or in its trade name in the United States of America in association with any human foods.

iv. Except as otherwise provided for in this Agreement, RPCo.
agrees in perpetuity not to use the trademark RALSTON or the trade name "Ralston Purina Company" in association with human foods in the United States of America.

v. Anything in this Agreement to the contrary notwithstanding, each party agrees not to object to the other's use of RALSTON in connection with non-animal-related, non-food products used to advertise and promote products for which the other may use the RALSTON trademark.

b. By Newco

i. Newco undertakes, without limitation as to territory or duration, not to object to RPCo.'s and RPCo.'s present and future non-Newco affiliates' use of RALSTON as a trademark and in its/their trade name(s) in association with products other than human foods.

ii. Newco undertakes, without limitation as to territory or duration, not to object to the inclusion of RALSTON in RPCo.'s trade name in any good-faith reference to any human-food business operated as an affiliate whose name does not itself include RALSTON. Such affiliates now include Continental Baking Company and Protein Technologies International, Inc.; however, such undertaking also extends to affiliates RPCo. may hereafter establish or acquire.

iii. Newco agrees in perpetuity not to use or register and not to object to Oldco's trademark or trade-name use in Canada of RALSTON in connection with any product or service.

iv. Without limitation as to territory or duration, Newco agrees not to object to use by RPCo. and its affiliates of the word
"Ralston" in its/their trade names to the extent such companies deal in Newco products as an authorized distributor.

v. Anything in this Agreement to the contrary notwithstanding, and without limitation as to territory, Newco agrees in perpetuity not to use or register the word RALSTON as a trademark, trade name or part thereof, in connection with any product, service or activity relating to animals and not to use or register in perpetuity RALSTON as a trademark, trade name or part thereof in connection with any product or service in the Oldco Territory.

vi. Newco agrees not to object to the inclusion of RALSTON in Ralston Analytical Laboratories, Ralston Office Services, Ralston Purina Trust Fund, Ralston Purina Child Development Center, and other names relating to RPCo. "corporate" activities without regard to the fact that such activities may relate in some way to RPCo.'s existing (e.g. Continental Baking Company) or future human-food businesses.

vii. Anything in this Agreement to the contrary notwithstanding, Newco agrees not to use the word RALSTON in the trade name of any publicly traded company without limitation as to duration or territory.

c. General

Newco shall have the right to use and to apply to register RALSTON as a trademark in any jurisdiction in the Newco Territory outside the United States of America for any human food and any non-animal-related product or service except to the extent barred by the law of such jurisdiction as a result of trademark rights retained by Oldco pursuant to this Agreement but not abandoned, or established by Oldco as the result of prior use or registration in such jurisdiction following Closing and not thereafter abandoned. In like manner, Oldco shall have the right to use and to apply to register RALSTON as a trademark in any jurisdiction in the Newco Territory outside the United States of America for any product or service other than breakfast cereal, breakfast-cereal-based snacks, cookies and crackers except to the extent barred by the law of such jurisdiction as a result of trademark rights assigned to Newco pursuant to this Agreement and not abandoned, or established by Newco as the result of prior use or registration in such jurisdiction following Closing and not thereafter abandoned. The rights conferred by this subparagraph 3(c) are not subject to the five-(5-) year limitations in subparagraph 2(a)(x).

4. To the extent assignable without third-party consent, and, if not, to the extent such consents are obtained, at Closing, Newco-related license agreements and contracts related to the rights in Trademarks to be assigned hereunder between RPCo. and unaffiliated third parties will be assigned from RPCo. to the Newco entity to which they relate. Newco agrees to assume RPCo.'s obligations under such agreements. RPCo. will not, however, assign or cause to be assigned to any Newco entity, any license to which Continental Baking Company, Protein Technologies International, Inc. or other Oldco affiliate of RPCo. is a party or has an interest.

5. Miscellaneous

a. RPCo. Exports
Except to the extent it may violate another agreement between the parties hereto, Newco undertakes not to object to Oldco's use of trademarks assigned to Newco on products produced by or for Oldco, an Oldco affiliate, licensee, strategic ally or customer in the Newco Territory for export to destinations outside the Newco Territory.

b. Newco Phase-Out of Retained Marks
Newco agrees to phase out its use of the "Ralston Purina Company" trade name, all Checkerboard Designs, except the design forming part of the historic TOM MIX designs attached hereto as Schedule 5(b), and the words "Checkerboard Square," from its labels, packaging, advertising, signs and other materials within twelve
(l2) months following Closing.

c. Heritage
Oldco, Newco and their affiliates will be allowed to refer to their pre-spin-off heritage in good faith in truthful articles, histories and the like and in packaging and in advertising to the extent such packaging and advertising does not express or imply a continuing relationship between Oldco, Newco and/or their affiliates.

d. RALSTON & Heart Design
RPCo. will take steps within twelve (l2) months following Closing to withdraw or, where appropriate, to allow to lapse, its RALSTON & Heart Design applications which include bread and/or cake among their recited goods and to cancel any such registrations in the Newco Territory.

e. Isolated Soy Protein
For purposes of this Agreement, isolated soy protein and other products now sold by Protein Technologies International Holdings, Inc. and its affiliates shall not be considered human foods.

f. Yukery Agreement
Anything in this Agreement to the contrary notwithstanding, Newco will acquire no rights pursuant to this Agreement inconsistent with Oldco's obligations to Yukery Venezolana de Alimentos, C.A. (hereinafter Yukery); however, if and when Oldco is discharged from, or otherwise relieved of, such obligations, Oldco will assign to Newco all rights which would otherwise inure to Newco but for Oldco's obligations to Yukery under the aforementioned February 20, l992 agreement.

g. Except to the extent it may violate another agreement between the parties, Oldco shall have the right to source from any country, products under any trademarks, whether or not assigned to Newco hereunder, for sale anywhere, to the extent Newco is unable or unwilling to supply the same at a competitive price.

h. Good Faith
The parties agree not to do indirectly, through related companies or otherwise, what they could not do directly under this Agreement.

6. Scope and Modification
This Trademark Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof. None of the terms of this Trademark Agreement may be waived or modified except as expressly agreed to, in writing, by both parties.

7. Successors and Assigns
Except as provided in Schedule 2(a)(vi), this Trademark Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and each of their respective successors and assigns.

8. Interpretation
The section headings contained in this Trademark Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Trademark Agreement.

9. Counterparts
This Trademark Agreement may be executed in two or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument.

l0. Governing Law
This Trademark Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.

ll. Additional Documents
The parties agree to execute or cause to be executed such additional documents as may be reasonably required to give effect to their undertakings in this Trademark Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Trademark Agreement as of the date first above written.

RALSTON PURINA COMPANY                RALCORP HOLDINGS, INC.
By_________________________           By________________________
Name:                                 Name:
Title:                                Title: